Exhibit 99.1
The Scotts Miracle-Gro Company
NEWS
ScottsMiracle-Gro Announces Retirement of Two Directors,
Board to Name Replacements at Next Meeting
MARYSVILLE, Ohio (November 8, 2006) — The Scotts Miracle-Gro Company (NYSE:SMG), the global leader in the consumer lawn and garden industry, today said that two members of its Board of Directors have announced their retirements for personal reasons. Two new members will be considered for appointment at the next regularly scheduled Board meeting.
John M. “Jack” Sullivan, 71, and John Walker, PhD, 66, have served as Directors for 12 and eight years respectively. Sullivan, a member of the Audit Committee, retired briefly earlier this year and agreed to return to the Board to fill a vacant position. Walker was a member of the Finance Committee.
“Our shareholders have benefited tremendously over the years from the insight and counsel provided by both Jack and John,” said Jim Hagedorn, chairman and chief executive officer. “Both made personal sacrifices and went beyond the call of duty to help our Company. Jack Sullivan agreed to stay on the Board earlier this year after retiring to spend more time with his family. And John Walker has been commuting to Board meetings for years from his home in South Africa, which was a significant burden on his personal schedule. On behalf of all of our shareholders, I want to thank both of them for their years of dedication.”
In anticipating the retirements, Hagedorn said the Board already had begun searching for potential replacements. Several independent candidates have been identified.
“The composition of our Board, both in terms of independence and expertise, is something that I truly value,” Hagedorn said. “It is important for our Company and our shareholders that we seek to replace Jack and John with individuals whose business background and experience can continue to make ScottsMiracle-Gro an even stronger company.”
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Corporate Communications & Investor Relations
937-578-5622